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                                                                                                            OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:
                                                                                                    Expires:
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                                                      FORM 12b-25                                   hours per response ..... 2.50
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                                             NOTIFICATION OF LATE FILING                               COMMISSION FILE NUMBER
                                                                                                               0-15495
(Check One):  |_X_| Form 10-K |_| Form 20-F |_| Form 11-K |_| Form 10-Q |_| Form N-SAR              -----------------------------
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                                                                                                             CUSIP NUMBER
                                                                                                               59047910
For Period Ended:   09/30/97                                                                        -----------------------------
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 [ ] Transition  Report on Form 10-K    [ ] Transition  Report on Form 20-F
 [ ] Transition  Report on Form 11-K    [ ] Transition  Report  on Form 10-Q
 [ ] Transition Report on Form N-SAR

     For the Transition Period Ended: ___________________________________________________________________________________________

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                            Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be  construed  to imply that the  Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Mesa Air Group, Inc.
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Full Name of Registrant


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Former Name if Applicable

3753 Howard Hughes Parkway, Suite 200
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Address of Principal Executive Office (Street and Number)

Las Vegas, Nevada 89109
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City, State and Zip Code

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

  |_X_| |   (a) The reasons  described in  reasonable detail in Part III of this form could not be  eliminated  without unreasonable effort or expense;
        |
  |_|   |   (b) The subject annual report,  semi-annual report,  transition
          report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, | or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the | subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth | calendar day following the prescribed due date; and
        |
  |_|   |   (c) The  accountant's  statement  or  other  exhibit  required  by
          Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed.)

The  Registrant  and  the Registrant's  accounting   firm  need  additional time
to  prepare the Registrant's financial statements.  See attached press release.


                                                                 SEC 1344 (6/94)

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              Gary E. Risley                                  (505)                                      326-4410
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                  (Name)                                    (Area Code)                             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |_X _| Yes |_| No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    |_| Yes |_| No  NA

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

    (See Press Release.)


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                              Mesa Air Group, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date 12/29/97                                                 By /S/W.Stephen Jackson
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                                                                W. Stephen Jackson

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION --------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T.

(102196DTI)

FOR: Mesa Air Group, Inc.          Approved by:   Larry Risley
                                                  (505) 326-4410
                                                  Mesa Air Group, Inc.

December 29, 1997                  Contact:       W. Stephen Jackson
                                                  (505) 326-4410
                                                  Mesa Air Group, Inc.

                          MESA AIR GROUP, INC. REVISES
                  FOURTH QUARTER AND ANNUAL OPERATING RESULTS

     FARMINGTON, N.M.--Mesa Air Group, Inc. (NASDAQ: MESA) announced today that it has delayed the filing of its Form 10-K for the year ended September 30, 1997 to provide additional time to complete the examination of its financial statements.